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                                                                     Ex-99(g)(3)

                            [FAF ADVISORS LETTERHEAD]

                                                               November 21, 2006

State Street Bank and Trust Company
2 Avenue de Lafayette, LCC/5
Boston, MA 02111
Attention: William M. Marvin, Vice President

     Re: INTERNATIONAL SELECT FUND

Ladies and Gentlemen:

Please be advised that the undersigned First American Investment Funds, Inc. (the "Fund") has established a new series of shares to be known as the International Select Fund. In accordance with Section 18.5, the Additional Funds provision, of the Custodian Agreement dated as of July 1, 2005 (the "Custodian Agreement"), by and between the Fund and State Street Bank and Trust Company (the "Custodian"), the Fund hereby requests that you act as Custodian for the aforementioned series under the terms of the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                        Sincerely,

                                        FIRST AMERICAN INVESTMENT FUNDS, INC.
                                        on behalf of:
                                        International Select Fund


                                        By: /s/ Charles D. Gariboldi
                                            ------------------------------------
                                        Name: Charles D. Gariboldi
                                        Title: Mutual Fund Treasurer
                                               Duly Authorized


Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
    ---------------------------------
Name: Joseph L. Hooley
Title: Executive Vice President

Effective Date: December 15, 2006